UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TECO Energy, Inc.

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In connection with TECO Energy, Inc.’s upcoming 2014 Annual Shareholders’ Meeting, shareholders are being asked to approve, on an advisory basis, named executive officer compensation for 2013. We are providing additional information with respect to this proposal to enhance shareholders’ understanding of our executive compensation program, the business conditions the company faced in 2013, and management’s actions to execute long-term and short-term strategies in light of these conditions. Below are specific examples of how our executive compensation program fundamentally ties executive pay with company performance.

Our CEO’s total pay is set at market level but with base salary and total cash below market, in order to place a greater emphasis on stock and performance-based pay.

•	For 2013, our CEO’s target total pay was positioned at the market median, consistent with our compensation philosophy. To determine our CEO’s target pay, the Compensation Committee relies upon market data provided by its independent compensation consultant. This data is based on a peer group of publicly-traded electric or electric and gas utility companies with revenues ranging between approximately one-half and two-times the company’s revenues, as well as broader compensation survey data.
•	Our CEO had not received a base salary increase in two years, and his salary was falling further below the 25th percentile of the competitive market; with the 2% increase he received in 2013, his base salary was still below the 25th percentile.
•	As our CEO’s previous annual incentive opportunity of 85% of base salary was also below the 25th percentile of the competitive market, in 2013 the Committee raised the target annual incentive opportunity to the market median of 100% of base salary. This action brought his total cash compensation opportunity to just above the 25th percentile.
•	Seventy percent of the long-term incentive component consisted of performance shares dependent solely on relative total shareholder return.

While our target goals for short-term incentives in 2013 were lowered, there were very sound reasons for that action, and the goals remained rigorous.

•	Our target incentive goals, which are based on business plan goals reflecting business conditions for the year, recognized significant factors that influenced the 2013 business plan compared to 2012, such as:
¡	The substantial reduction of income from our coal business (a reduction of $49 million in net income compared to 2012) due to the major downturn in that industry.
¡	No income from our Guatemalan subsidiary, which was sold at the end of 2012 (a reduction of $17 million in net income compared to 2012), which was a long-term strategic move.
¡	The need at our electric utility to seek approval for new base rates with the state regulatory commission, due to economy-driven cost and growth pressures causing it to earn below its allowed return on equity at the beginning of 2013.
•	Our target net income goal, excluding charges and gains, for 2013 was $204.8 million, consistent with our earnings guidance provided to shareholders of $0.90 to $1.00 per share; our executives had to achieve earnings above the middle of that guidance range in order to achieve the target incentive goal.
•	Management exceeded Wall Street earnings per share estimates for 2013 and came in at the middle of the earnings guidance range, despite these challenges and while positioning the company for future growth; yet because of the rigor of the financial goals that were set, the financial goals were not achieved at the target level.

Our 2013 annual incentive awards recognized the following accomplishments:

•	We negotiated a successful settlement with the state regulatory commission for new retail rates at our electric utility, which went into effect in late 2013, with step increases in 2014 and 2015 and additional rate recovery in 2017 for a major generation expansion project.
•	We entered into an agreement for a long-term, strategic acquisition to purchase the largest gas utility in New Mexico, which will add over 500,000 customers, offset weather-related patterns in Florida, and dilute the impact of the weakening coal industry on our businesses.
•	We mitigated the impact of the weak coal market as much as possible through reduced production levels and personnel; we have also stated that, with our focus clearly on growing our regulated operations, we do not consider the coal business to be a core holding and would consider opportunities to sell it on reasonable terms.

Lagging stock performance has not been due to deficiencies in our executive compensation program; to the contrary, the program continues to provide incentives to turn this performance around, as evidenced by a 5% to 10% earnings growth forecast for 2014.

•	The forecasted earnings increase is reflected in our business plan, with an increase in our short-term incentive goals consistent with the business plan.
•	The historic downturn in the coal industry impacts our stock price in a way that does not affect our utility peers; management is responding to this weakening market, as described above.
•	Our stock price may have been influenced negatively by our pending acquisition (and related financing plans), which positions us for growth and executes our strategy of focusing on domestic utilities; however, we believe the long-term benefits of this strategy will be recognized later.
•	Through the long-term incentive program, our executives’ interests are aligned with shareholders’. Our CEO forfeited over $2.5 million in compensation over the past two years due to this lagging stock performance, resulting in realized compensation well below market levels.

We engage with shareholders and take into consideration their input to our executive compensation program, and seek to incorporate compensation practices they value.

•	Our compensation program has received a high percentage of approval from shareholders for the past several years, last year receiving 94% approval. Based on shareholder feedback, we have made few changes to the program other than those that shareholders are asking for, such as strengthening our stock retention guidelines and adopting a policy prohibiting pledging.
•	In addition to these newer policies, our program has for many years incorporated other important risk-mitigating features and notable practices that shareholders value, including a rigorous claw-back policy, minimal perquisites, a prohibition on hedging, no dividends on unvested performance shares, and no single-trigger change-in-control benefits.
•	We have received positive feedback from shareholders regarding our long-term incentive program, consisting of 70% performance shares based on relative total shareholder return. We believe the recent total forfeitures of these shares (in April 2013 and 2014) are further evidence of our pay-for-performance alignment.

In conclusion, our Compensation Committee’s philosophy is that management runs a complex, multi-industry business requiring long-term investments, and, thus it is imperative to incentivize our executives and align their interests with shareholders’ through the long-term and short-term incentive programs described above. Accordingly, our Board of Directors urges you to vote “FOR” approval of Proposal 3. We appreciate your continued support of the company and its long-term vision.